Exhibit 99.1

Moleculin Announces Confirmatory In Vitro Analysis of WP1122
Receives feedback from FDA on Pre-IND meeting
HOUSTON, June 16, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates, today announced that a repeat of previous in vitro testing has corroborated the antiviral potential of WP1122.
Although developing in vitro data is an initial step and the data may not necessarily reflect the antiviral effects in vivo, the results of this repeated round of in vitro testing received on June 1, 2020, confirm that WP1122 has an antiviral effect on Human Coronavirus 229E ("HCoV-229E"), a surrogate of SARS-CoV-2, the virus responsible for COVID-19.
"We felt it was important to confirm these results," commented Walter Klemp, Chairman and CEO of Moleculin, "so, out of an abundance of caution, we had an independent testing contractor run them a second time. While the results are encouraging, we believe, based on guidance from the FDA, we will need additional studies to further assess WP1122’s antiviral capability, and consistent with our previous guidance, we will continue to push forward with additional in vitro and in vivo testing with the goal of a possible IND filing by the end of 2020, in preparation for beginning a human clinical trial thereafter."
The guidance provided thus far by the Company has been that it expects to file its request for Investigational New Drug (IND) status to test WP1122 for the treatment of COVID-19 patients during the second half of 2020. The opportunity to shorten that time frame may depend on the Company’s ability to use non-GLP (studies not done in strict adherence to "Good Laboratory Practices") toxicology data for the IND submission and exploring this possibility was a part of the Company’s request for feedback in its Pre-IND submission to the US Food and Drug Administration, ("FDA"). Based on the FDA’s response, Moleculin now plans to present its non-GLP toxicology, when available, to the FDA in a second Pre-IND meeting request. While there can be no assurance that the FDA will allow Moleculin’s IND to go into effect on the basis of non-GLP toxicology data, the Company believes the possibility is worth pursuing, because it could significantly reduce its timeline to begin clinical trials for WP1122.
On May 27, 2020, Moleculin announced results from the initial preclinical assessment of the potential for WP1122 to address COVID-19. The testing involved a cell viability assay,

followed by a virus yield reduction assay. These tests were intended to assess and compare in vitro antiviral properties of WP1122 and its active moiety (subpart) 2-DG. In this regard, an unedited version of an article that has now been accepted for publication in the scientific journal, Nature (Bojkova, D. et al. Proteomics of SARS-CoV-2-infected host cells reveals therapy targets, Nature https://doi.org/10.1038/s41586-020-2332-7 2020), reports that one of the therapeutic targets in SARS-CoV-2 is glycolysis. This work performed by an independent research team at the Gőethe-University of Frankfurt further showed that targeting glycolysis with 2-DG stopped replication of SARS CoV-2 in vitro. These results are consistent with previous research reports demonstrating the antiviral activities of 2-DG in other viruses. Notwithstanding the available preclinical data, the Company believes that, without the benefit of WP1122’s prodrug structure, 2-DG’s rapid metabolism and limited drug-like properties prevent it from being sufficiently effective in vivo and that in vivo testing of WP1122 may make its benefits more apparent.
The Company’s testing was intended to demonstrate the ability of WP1122, a prodrug of 2-DG, to inhibit coronavirus proliferation in a mammalian cell culture. The testing was performed using a surrogate of SARS-CoV-2 called HCoV-229E, which was a validated assay that was immediately available at the time. Moleculin and the independent testing contractor consider HCoV-229E an appropriate surrogate model for SARS-CoV-2 as both 2-DG and WP1122 are thought to act as both inhibitors of glycolysis and also by altering glycoprotein/glycan structures, including the characteristic spikes found on SARS-CoV-2. Glycans have been shown to form on the outside of the virus and can serve to shield it from the host’s immune system. Additionally, the glycoprotein/glycan spikes present on HCoV-229E and on SARS-CoV-2 appear to perform similar functions in the viral lifecycle. Moreover, 2-DG and WP1122 are also believed to work by inhibiting glycolysis, which is expected to play a similar role in HCoV-229E as it does in SARS-CoV-2.
The initial tests were intended to provide comparative data, and therefore were done with both WP1122 and 2-DG. The follow-on tests just completed were intended to confirm the antiviral activity of WP1122, and therefore tested only WP1122. Additionally, the results of in vitro testing thus far lead the Company to believe that conventional methods of antiviral testing were not designed to test the class of agents represented by 2-DG and WP1122 and testing methods should be optimized to reflect the full antiviral potential of these sugar antimetabolites. The mechanism of action of 2-DG and WP1122 is very different from other drugs being developed for COVID-19. Specifically, because 2-DG has been shown to target glucose metabolism, in vitro testing results are significantly affected by the concentration of natural glucose in the microenvironment present during viral replication and continued infection. For this reason, and consistent with guidance from the FDA, the Company will seek to evaluate WP1122 in an animal model for COVID-19 as a part of its IND preparation.
As previously announced, on May 1, 2020, Moleculin submitted a Pre-IND meeting request with the FDA regarding the clinical development of WP1122 for the treatment of COVID-19. On June 2, 2020, the Company received the FDA’s written response with guidance regarding application of the agency’s requirements for clinical development programs in this circumstance.
Regarding the FDA’s Pre-IND response, Walter Klemp stated, "The swift response from the FDA will help shape our planned pathway for the pre-clinical work necessary for an IND. This includes further in vitro analysis, as well as animal testing to demonstrate sufficient antiviral potential and develop sufficient safety data to support allowing WP1122 to be tested in humans for the treatment of COVID-19."
As already noted, the Company plans to address the FDA’s guidance, both in a second Pre-IND meeting and in an IND submission currently anticipated for the end of 2020. The Company will seek to conduct a Phase 1a/1b proof-of-concept study, with the Phase 1b being in a relatively small number of early, mild COVID-19 patients.
About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity, being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML; WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, being studied for brain tumors, pancreatic cancer and hematologic malignancies; and WP1220, an analog to WP1066, being studied for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition, such as WP1122.
For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements
Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1122 to show sufficient antiviral potential in an animal model, the ability of Moleculin to file an IND submission by the end of 2020 and the ability of WP1122 to be shown safe and effective for the treatment of COVID-19 or other viral diseases. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.
Contacts
James Salierno / Carol Ruth
The Ruth Groupand
646-536-7028 / 7000
jsalierno@theruthgroup.com
cruth@theruthgroup.com